Exhibit 99.1
Rivian Releases First Quarter 2023 Financial Results

Irvine, California, May 9, 2023: Rivian Automotive, Inc. (NASDAQ: RIVN) has today published a letter to its shareholders containing the company’s first quarter 2023 financial results. The letter is available on its investor relations website (https://rivian.com/investors).

Rivian will host an audio webcast to discuss its results and provide a business update at 2:00pm PT / 5:00pm ET today, May 9. The live webcast will be available at https://edge.media-server.com/mmc/p/d7pqcpn9 and a replay will be available for four weeks at https://rivian.com/investors.

About Rivian:

Rivian exists to create products and services that help our planet transition to carbon neutral energy and transportation. Rivian designs, develops, and manufactures category-defining electric vehicles and accessories and sells them directly to customers in the consumer and commercial markets. Rivian complements its vehicles with a full suite of proprietary, value-added services that address the entire lifecycle of the vehicle and deepen its customer relationships. Learn more about the company, products, and careers at www.rivian.com.

Contacts:
Investors: ir@rivian.com

Media: Harry Porter: media@rivian.com